Exhibit 99.1

American Water Announces Changes in Investor Relations
Organization

Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com

CAMDEN, N.J., Sept. 16, 2021– American Water Works Company, Inc. (NYSE: AWK), the largest publicly-traded U.S. water and wastewater utility company, announced that Edward Vallejo, vice president of Investor Relations, has accepted a position with another publicly traded company. His last day with the company is September 17, 2021.

“I want to thank Ed for all of his contributions to our company,” said Walter Lynch, president and CEO of American Water. “Ed has been part of investor relations since our IPO in 2008 and has done a great job communicating the value of our company. We wish him all the best as he starts a new chapter in his career.”

American Water’s executive and investor relations team has been recognized by Institutional Investor Research, ranking first in the utilities sector, as voted by research analysts, for Environmental, Social and Governance (ESG); Communication of Strategy and Risk Management Amid COVID-19, and Best Analyst Day.

“While we wish Ed the best, we are happy to announce that Aaron Musgrave will join American Water, effective September 20, 2021, as senior director of Investor Relations. Aaron has extensive experience in this area, most recently at Vectren Corporation prior to its sale to CenterPoint Energy,” added Lynch. “Working closely with Susan Hardwick, our CFO, and Maureen Duffy, our SVP of Communications and External Affairs, Investor Relations will continue our open and transparent engagement with all stakeholders.”

Musgrave served as director of Investor Relations for Vectren for nine years. He also served as manager of Financial Analysis and Forecasting at Vectren. Prior to that, Musgrave was a lead financial analyst at Cinergy Corporation, now Duke Energy.

Musgrave earned his Master of Business Administration from Butler University and his Bachelor of Science in Accounting, with a Minor in Mathematics, from the University of Evansville in Indiana.

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About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs approximately 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 15 million people in 46 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

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